Exhibit 99.1

FOSTER WHEELER CEO SIGNS NEW THREE-YEAR AGREEMENT TO CONTINUE AS
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

HAMILTON, BERMUDA, November 5, 2008--Foster Wheeler Ltd. (Nasdaq: FWLT) today announced that Raymond J. Milchovich, 59, chairman and chief executive officer of Foster Wheeler Ltd., has signed a new three-year agreement, effective November 4, 2008, to continue to lead the company.

James D. Woods, who serves as Foster Wheeler's lead independent director and is Chairman Emeritus and retired Chief Executive Officer of Baker Hughes Incorporated, stated, “We are absolutely delighted that Ray has elected to defer his previously announced retirement plans. In light of the changes in macro-economic conditions that we have all witnessed over the past several months, the board believes that the company is best served by continuity in senior leadership. In times like these, it is important that leadership is decisive and acts with a high level of velocity. Ray has proven that he provides that for Foster Wheeler.”

Milchovich said, “When I announced my retirement plans earlier this year, I had every reason to believe that it was a good time for a senior leadership transition. I also told the board that I would do whatever was necessary to ensure a successful leadership transition. However, at that time, no one could have foreseen the extraordinary changes in the world economy and the uncertainty that has created. As a result of those changes, I told the board that 'doing whatever was necessary' would include my willingness to continue in my current role. I am pleased that we have reached agreement on a new contract, and I am as eager and as motivated as I ever have been to lead the company forward.”

Foster Wheeler Ltd. is a global engineering and construction contractor and power equipment supplier delivering technically advanced, reliable facilities and equipment. The company employs over 14,000 talented professionals with specialized expertise dedicated to serving our clients through one of its two primary business groups. The company’s Global Engineering & Construction Group designs and constructs leading-edge processing facilities for the upstream oil and gas, LNG and gas-to-liquids, refining, chemicals and petrochemicals, power, environmental, pharmaceuticals, biotechnology and healthcare industries. The company’s Global Power Group is a world leader in combustion and steam generation technology that designs, manufactures and erects steam generating and auxiliary equipment for power stations and industrial facilities and also provides a wide range of aftermarket services. The company is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, New Jersey, USA.   For more information about Foster Wheeler, please visit our Web site at www.fwc.com.
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08-334

Safe Harbor Statement
Foster Wheeler news releases may contain forward-looking statements that are based on management’s assumptions, expectations and projections about the Company and the various industries within which the Company operates. These include statements regarding the Company’s expectations about revenues (including as expressed by its backlog), its liquidity, the outcome of litigation and legal proceedings and recoveries from customers for claims and the costs of current and future asbestos claims and the amount and timing of related insurance recoveries. Such forward-looking statements by their nature involve a degree of risk and uncertainty. The Company cautions that a variety of factors, including but not limited to the factors described in Part I, Item 1A “Risk Factors” of the Company’s 2007 Form 10-K, which was filed with the SEC on February 26, 2008 and the following, could cause the Company’s business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the oil and gas, oil refining, chemical/petrochemical and power industries, changes in the financial condition of its customers, changes in regulatory environments, changes in project design or schedules, contract cancellations, changes in estimates made by the Company of costs to complete projects, changes in trade, monetary and fiscal policies worldwide, compliance with laws and regulations relating to its global operations, currency fluctuations, war and/or terrorist attacks on facilities either owned by the Company or where equipment or services are or may be provided by the Company, interruptions to shipping lanes or other methods of transit, outcomes of pending and future litigation, including litigation regarding the Company’s liability for damages and insurance coverage for asbestos exposure, protection and validity of its patents and other intellectual property rights, increasing competition by foreign and domestic companies, compliance with its debt covenants, recoverability of claims against its customers and others by the Company and claims by third parties against the Company, and changes in estimates used in its critical accounting policies. Other factors and assumptions not identified above were also involved in the formation of these forward-looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond the Company’s control. You should consider the areas of risk described above in connection with any forward-looking statements that may be made by the Company. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures the Company makes in proxy statements, quarterly reports on Form 10-Q, annual reports on Form 10-K and current reports on Form 8-K filed with the Securities and Exchange Commission.

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Contacts:
Media	Maureen Bingert	908 730 4444	E-mail: maureen_bingert@fwc.com
Investor Relations	Scott Lamb	908-730-4155	E-mail: scott_lamb@fwc.com
Other Inquiries		908 730 4000	fw@fwc.com